Exhibit 99.3

Supplemental Risk Factor

The science underlying the AUGMENT treatment is based on recent scientific research.  We have limited clinical experience with the AUGMENT treatment and our approach has not yet been evaluated in a controlled clinical trial or long-term studies.  The clinical outcomes experienced in IVF clinics to date may not be representative of future results.

The AUGMENT treatment is based on recent scientific research relating to egg precursor cells. We have limited patient experience with the AUGMENT treatment and our experience to date may not be representative of what patients will experience in the future or what will be demonstrated in future clinical trials. We have not evaluated the AUGMENT procedure in any controlled clinical trials, nor have we evaluated the long-term safety and efficacy of this procedure in clinical trials or pre-clinical studies.  We are continuing to refine the AUGMENT treatment process and such modifications may lead to outcomes that are different from historical results.

We first introduced the AUGMENT treatment in select partner IVF clinics outside of the United States in 2014 and thus our patient experience with this treatment is limited.  Some of the physicians with whom we work at our partner IVF clinics have presented data about their own experiences with the AUGMENT treatment in their clinics.  We believe this data is encouraging and gives us reason to believe that the AUGMENT treatment offers a potential new treatment option for women undergoing an IVF procedure, in particular women who have failed to become pregnant using traditional IVF techniques or who otherwise have poor prognoses due to poor egg health or embryo health due to age or other causes.  In some cases this data has been presented at scientific conferences and, in some cases, has been published in a peer-review journal.

However, it should be noted that none of these observations were made as part of a controlled clinical trial, nor were patients treated under a regulator-approved clinical trial protocol.  Controlled clinical trials are often designed and conducted to evaluate the safety and efficacy of a new therapy, and are typically designed to take into account variables such as patient age, physiological condition and other factors and to compare results observed using the study therapy versus results observed using either active or placebo controls.  In contrast, the AUGMENT observations presented to date represent patient experiences at a small number of clinics and from a small number of patients with different diagnoses, ages and prior IVF histories.  Accordingly, caution should be applied in interpreting and relying on these prior results.  For example, in some of these presentations it was observed that the AUGMENT treatment appeared to result in pregnancy rates for certain cohorts of patients that were higher than pregnancy rates achieved by these same patients in prior IVF cycles using traditional IVF techniques.  In certain cohorts of patients that underwent an egg allocation study, eggs subjected to an AUGMENT procedure were more likely to result in a pregnancy versus eggs subjected to a traditional IVF technique.  However, because these observations were not made as part of a controlled clinical trial with pre-defined success criteria or with a sufficient sample size, caution should be applied in interpreting these results, and these results may not be indicative of future results we experience in our partner IVF clinics, or in future clinical studies.

We are working with the IVI Group in Valencia, Spain to obtain prospective patient experience data and we plan to work with other partner clinics on similar studies. The IVI Group study is a controlled, double-blind, prospective and randomized egg allocation study of the AUGMENT treatment. This adaptive study, which compares standard IVF to the AUGMENT treatment, allows for an interim analysis after completion and evaluation of data from 60 patients. At that point, based on the interim results, we may continue the study, adapt the study or cease enrolling new patients.

The patient experiences represented in the observations and presentations described above may not be indicative of future results experienced by similarly situated patients or IVF patients more broadly, or in the IVI Group study or other studies conducted as controlled clinical trials.  Given our limited clinical experience with the AUGMENT treatment, no assurance can be given as to the efficacy or the safety of this approach, nor as to the long-term safety of this approach for the patient or her offspring.  If future results achieved in our partner IVF clinics or in future clinical trials are unfavorable, the AUGMENT treatment may not be viable as a therapeutic option or significant additional time and expense could be required before we are able to further commercialize this fertility treatment. If we experience delays or difficulties in introducing the AUGMENT treatment into additional international IVF clinics, our ability to further commercialize the AUGMENT treatment could be delayed or prevented.  If any of these occur, it would have a material adverse effect on our business, prospects and financial condition.